                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-24557

PROSPECTUS SUPPLEMENT
DATED DECEMBER 28, 1998

(To Prospectus dated June 29, 1998, as amended by Prospectus Supplements dated August 24, 1998 and October 8, 1998)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------


     This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

                            SELLING SECURITYHOLDERS

     The table captioned "Selling Securityholders" commencing on page 24 of the Prospectus is hereby amended to reflect the following additions and changes.

                                               PRINCIPAL AMOUNT OF NOTES    NUMBER OF SHARES OF COMMON
                                                BENEFICIALLY OWNED AND       STOCK BENEFICIALLY OWNED
SELLING SECURITYHOLDER                              OFFERED HEREBY           AND OFFERED HEREBY(1)(2)
----------------------                         -------------------------    --------------------------
Fiduciary  Trust Company, International......        500,000                          9,678

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.